Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
NEWS RELEASE

Date:	March 9, 2009
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR ANNOUNCES RESULTS FOR QUARTER, SIX MONTHS
Thor Industries, Inc. (NYSE:THO) announced results for the second quarter and six months ended January 31, 2009.
Sales for the quarter were $226,683,000 versus $599,170,000 last year. Net loss for the quarter was $14,860,000 compared to net income of $21,602,000 last year. E.P.S. for the quarter were (27¢) versus 39¢ last year.
Sales for the six months were $665,500,000 versus $1,362,906,000 last year. Net loss for the six months was $9,740,000 versus net income of $59,811,000 last year. E.P.S. for the six months were (18¢) versus $1.07 last year
RV sales in the quarter were $134,573,000 versus $505,266,000 last year. Bus sales in the quarter were $92,110,000 compared to $93,904,000 last year. RV sales in the six months were $464,975,000 versus $1,169,477,000 last year. Bus sales in the six months were a record $200,525,000 up 4% from $193,429,000 last year. RV loss before tax was $19,840,000 in the quarter versus income before tax of $34,053,000 for the same period last year and RV loss before tax was $14,068,000 in the first six months of fiscal 2009 versus income before tax of $91,718,000 for the same period last year. Bus income before tax in the quarter was $3,723,000 versus $3,556,000 last year and $9,020,000 in the six months, up 17% from $7,695,000 last year. Corporate net costs were $6,834,000 in the quarter versus $2,403,000 last year and $9,653,000 in the six months versus $3,727,000 last year. Included in costs were non-cash charges of $564,000 for impairment of trademarks and $1,853,000 net loss on impairment of auction rate securities.
Cash, cash equivalents and investments on January 31, 2009 were $310.1 million, up from $234.3 million last year and the company continues to have zero debt.
“This is our first loss in over 17 years, reflecting the recession, record low consumer confidence, and severe credit restrictions. Fortunately, we have the financial resources to continue to set ourselves apart from our competitors. We were the only manufacturer in 2008 to increase our market share in all four major RV categories, travel trailers, fifth wheels, Class As, and Class Cs. The Bus industry is expected to benefit from the American Recovery and Reinvestment Act (the federal stimulus package) which includes $8.4 billion for mass transportation,” said Wade F. B. Thompson, Thor chairman.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation of the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2008 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2008. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 AND 6 MONTHS ENDED JANUARY 31, 2009 and 2008
$000 except per share — unaudited

	3 MONTHS ENDED JANUARY 31		6 MONTHS ENDED JANUARY 31
	2009	2008	2009	2008

Net sales	$226,683	$599,170	$665,500	$1,362,906
Gross profit	$8,157	$69,717	$48,220	$170,992
Selling, general and administrative	$30,107	$39,619	$64,373	$84,816
Amortization of intangibles	$656	$200	$856	$413
Operating income (loss)	$(22,606)	$29,898	$(17,009)	$85,763
Interest income (net)	$1,372	$2,808	$3,259	$6,644
Gain on sale of property	$373	$2,308	$373	$2,308
Net impairment of auction rate securities	$1,853	$—	$1,853	$—
Other income	$(237)	$192	$529	$971

Income before taxes	$(22,951)	$35,206	$(14,701)	$95,686
Taxes	$(8,091)	$13,604	$(4,961)	$35,875

Net income	$(14,860)	$21,602	$(9,740)	$59,811

E.P.S. — basic	$(0.27)	$0.39	$(0.18)	$1.07
E.P.S. — diluted	$(0.27)	$0.39	$(0.18)	$1.07
Avg. common shares outstanding-basic	55,435,315	55,758,534	55,421,946	55,757,936
Avg. common shares outstanding-diluted	55,435,315	55,910,429	55,421,946	55,937,211
SUMMARY BALANCE SHEETS — JANUARY 31 ($000) (unaudited)

	2009	2008		2009	2008
Cash and equivalents	$191,099	$87,935	Current liabilities	$176,302	$278,043
Investments, short term	—	146,350	Other liabilities	47,018	47,707
Accounts receivable	54,642	187,676	Stockholders’ equity	683,523	681,104
Inventories	153,779	200,975
Deferred income tax and other	50,572	30,165

Total current assets	450,092	653,101
Fixed assets	147,162	157,366
Long term investments	118,961	—
Goodwill	158,128	165,663
Other assets	32,500	30,724

Total	$906,843	$1,006,854		$906,843	$1,006,854